Exhibit 99.1
Date:      May 8, 2007
Apco Argentina Reports First-Quarter 2007 Results
          TULSA, Okla. — Apco Argentina Inc. today announced net income for the three-month period ended March 31, 2007, of $7.7 million, or $1.05 per share. This represents a 14 percent decrease compared with net income of $9 million, or $1.22 per share, for the comparable period in 2006.
          The $1.3 million decrease in net income is due to lower average oil sales prices, higher operating expenses, an increase in exploration expense resulting from three-dimensional seismic images acquired over the Las Violetas and Angostura concessions and export taxes related to its concession interests in Tierra del Fuego. These items more than offset the benefit of greater operating revenues from increased oil and natural gas sales volumes for the period compared to the first quarter of 2006.
          “We continue to position Apco for future growth by expanding in our core positions while also acquiring three-dimensional seismic over our Tierra del Fuego concessions. We believe this sub-surface imaging can enhance our upcoming drilling campaign in Tierra del Fuego, which is scheduled to commence by the middle of 2007,” said Ralph Hill, Apco’s chairman and chief executive officer.
          Operating revenues improved by $1.2 million due to increased oil and natural gas sales volumes, as well as higher natural gas and LPG sales prices. During first-quarter 2007, oil, natural gas and LPG prices averaged $40.15 per barrel, $1.58 per thousand cubic feet and $393.67 per metric ton compared with $42.47 per barrel, $1.22 per Mcf and $392.72 per metric ton for the comparable period in 2006.
          First-quarter 2007 oil and natural gas sales volumes, including both the company’s consolidated and equity interests, increased as a result of production arising from development drilling programs in the Entre Lomas, Acambuco and Las Violetas concessions. Oil, natural gas and LPG sales volumes for the combined consolidated and equity interests totaled 612 thousand barrels, 1.6 billion cubic feet and 4.7 thousand tons, compared with 564 thousand barrels, 1.5 Bcf and 5.3 thousand tons during the first quarter of 2006.
          The increase in operating revenues was more than offset by increases in operating expense, exploration expense and Argentine taxes other than income. Operating expense increased due to higher third-party service costs, increased rod pump operating costs resulting from an increase in the number of producing wells, higher costs for electrical power and increased personnel costs.
          Exploration expense increased for the first quarter of 2007 compared to the comparable period in 2006 due to expenses for the acquisition of approximately 350 square kilometers of three-dimensional seismic information over the Las Violetas and Angostura concessions in Tierra del Fuego.

          The increase in Argentine taxes other than income is due to higher export taxes resulting from the Argentine government’s recently enacted law that applies export taxes to exports from the province of Tierra del Fuego. The export tax did not apply to the province of Tierra del Fuego in the first quarter of 2006.
Apco Argentina Inc.
Summary of Earnings
(In Thousands of Dollars Except Per Share Amounts)

Three months ended March 31	2007	2006
Operating revenue	14,194	13,020
Investment income	5,436	5,625
Net income	7,694	8,976
Per share	1.05	1.22

     About Apco (NASDAQ:APAGF)
Apco is an oil and gas exploration and production company with interests in six oil and gas concessions and one exploration permit in Argentina. Its principal business is a 52.79 percent participation in a joint venture engaged in the exploration, production and development of oil and gas in the Entre Lomas concession located in the provinces of Río Negro and Neuquén in southwest Argentina.

Contact:	Kelly Swan Williams (media relations) (918) 573-6932 Thomas Bueno Apco Argentina (investor relations) (918) 573-2164
###
Apco’s reports, filings, and other public announcements might contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Private Securities Litigation Reform Act of 1995. You typically can identify forward-looking statements by the use of forward-looking words, such as “anticipate,” believe,” “could,” “continue,” “estimate,” “expect,” “forecast,” “may,” “plan,” “potential,” “project,” “schedule,” “will,” and other similar words. These statements are based on our intentions, beliefs, and assumptions about future events and are subject to risks, uncertainties, and other factors. Actual results could differ materially from those contemplated by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements. Those factors include, among others: our ability to extend the terms of the concessions in which we participate; the accuracy of estimated hydrocarbon reserves and seismic data; risks and costs associated with drilling, production, gathering, processing, and transporting activities; the costs of environmental liabilities and compliance with existing and future environmental regulations; our ability to obtain and successfully develop new reserves; our ability to contract for drilling rigs on reasonable terms; the competence and financial resources of the operators of concessions in which we participate; changes in, and volatility of, supply, demand, and prices for crude oil, natural gas, and other hydrocarbons; economic, market, currency, and political instability in Argentina, as well as measures taken by the government in response to such instability; strikes, work stoppages, and protests in Argentina; the cost and outcome of legal and administrative proceedings; changes in Argentine laws and regulations to which Apco is subject, including tax, environmental and employment laws and regulations; and weather and other natural phenomena. In light of these risks, uncertainties, and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Investors are urged to closely consider the disclosures and risk factors in our annual report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2007, and our quarterly reports on Form 10-Q available from our offices or at www.sec.gov.